CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-151898 on Form S-3 of our report dated February 28, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), relating to the consolidated financial statements and financial statement schedules of Interstate Power and Light Company and subsidiaries appearing in the Annual Report on Form 10-K of Interstate Power and Light Company and subsidiaries for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
July 25, 2008